UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 14, 2003


                                 BGR Corporation
               (Exact name of Registrant as specified in charter)


          Nevada                        333-72392                   98-0353403
(State or other jurisdiction           (Commission              (I.R.S. Employer
     of incorporation)                 File Number)              Identification)


           7263 E. San Alfredo
              Scottsdale, AZ                                         85258
 (Address of principal executive offices)                          (Zip Code)


       Registrant's telephone number, including area code: (480) 596-4014


                              Cortex Systems, Inc.
                          777 Royal Oak Drive Suite 310
                           Victoria, British Columbia
                                 Canada V8X 5K2
          (Former name or former address, if changed since last report)
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On November 4, 2003, the board of directors of BGR Corporation approved a purchase agreement with Fathom Business Systems, an Arizona corporation. The board of directors of Fathom Business Systems approved the purchase agreement on the same day. The purchase agreement was also consummated on November 4, 2003. The property acquired was controlling interest of the issued and outstanding shares of common stock of Fathom Business Systems. Fathom Business Systems is a company specializing in restaurant `Point-of-Sale' equipment. This acquisition is beneficial for BGR Corporation in providing the Company with up-to-date equipment needed for its' new stores, both corporate and franchise, and keep a close reign on the numbers. In addition, Fathom's equipment is used by a large number of Restaurants, both individual and chains. Fathom generates additional revenue by providing its customers with the supplies and services needed for the equipment. Pursuant to the terms of the purchase agreement, seven hundred and fifty thousand (750,000) common shares of BGR Corporation were exchanged for the aforementioned assets. Said shares shall be restricted. The principal followed in determining the amount of consideration given was based upon the current value and future revenue streams and the market exposure in relation to BGR Corporation's current position and the restrictive nature of the stock.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

a.) APPOINTMENT OF OFFICERS AND DIRECTORS

At a Board of Directors meeting held on November 4, 2003, James M. Medeiros was appointed to the Board of Directors. Mr. Medeiros has over twenty-five year's operational experience in the restaurant industry. He has work in many capacities including general manager, bar manager, and corporate trainer for restaurant chains Pizza Hut, Roy's Restaurants, and Huggo's Restaurants to name a few.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No. 1: Purchase Agreement between BGR Corporation and Fathom Business
               Systems.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned here unto duly authorized.

Date: November 14, 2003

                                          BGR Corporation

                                          By: /s/ Jerry Brown
                                             -----------------------
                                             Jerry Brown, President